Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 22, 2017 with respect to the consolidated balance sheets of Medizone International, Inc. and affiliate (collectively, the Company) as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive loss, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2016, and to the reference to our firm under the heading “Experts” in this Registration Statement on Form S-1.

/s/ TANNER LLC

Salt Lake City, Utah
February 12, 2018